[LETTERHEAD OF HONIGMAN MILLER SCHWARTZ AND COHN LLP]
Exhibit 8.1
January 9, 2009
Ramco-Gershenson Properties Trust
31500 Northwestern Highway
Suite 300
Farmington Hills, Michigan  48334
     Re:    Certain Federal Income Tax Matters
Ladies and Gentlemen:
     We have acted as counsel to Ramco-Gershenson Properties Trust, a Maryland real estate investment trust (the “Company”) formerly known as RGPT Trust, which is the successor in interest to Ramco-Gershenson Properties Trust, a Massachusetts business trust originally known as RPS Realty Trust, in connection with the filing with the Securities and Exchange Commission (the “Commission”) on or about January 9, 2009, of Form S-3, Registration Statement Under the Securities Act of 1933, pursuant to which the Company may offer, from time to time, common shares of beneficial interest, preferred shares of beneficial interest, debt securities, warrants (exercisable for common or preferred shares of beneficial interest), and rights (exercisable for common or preferred shares of beneficial interest or other securities) (the “Shelf Registration”).
     We have also acted as counsel to the Company in connection with the preparation of the section captioned “Certain Federal Income Tax Considerations” of the Shelf Registration. We have not, however, regularly advised the Company as to matters of compliance with the legal requirements for qualifying (or continuing to qualify following the filing of the Shelf Registration) as a real estate investment trust (“REIT”) for federal income tax purposes.
     In rendering the opinion stated below, we have examined and, with your consent, relied upon the following documents:
(i)	RGPT Trust Declaration of Trust dated October 2, 1997;

(ii)	RGPT Trust Articles of Amendment and Restatement of Declaration of Trust dated October 2, 1997;

(iii)	RGPT Trust Articles Supplementary dated October 2, 1997;

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January 9, 2009

(iv)	Ramco-Gershenson Properties Trust Articles Supplementary dated November 8, 2002;

(v)	Ramco-Gershenson Properties Trust Articles Supplementary dated May 28, 2004;

(vi)	Ramco-Gershenson Properties Trust Articles Supplementary dated June 8, 2005;

(vii)	Ramco-Gershenson Properties Trust Articles of Amendment dated June 8, 2005;

(viii)	Ramco-Gershenson Properties Trust Articles Supplementary dated December 12, 2007;

(ix)	The Shelf Registration;

(x)	A letter of even date to us from Dennis Gershenson, Chief Executive Officer of the Company, containing certain written representations of the Company (“Certificate of Representations”); and

(xi)	Such other records, certificates and documents as we have deemed necessary or appropriate for purposes of rendering the opinion set forth herein.
     In our examination of the foregoing documents, we have assumed, with your consent, that (i) the documents are original documents, or true and accurate copies of original documents, and have not been subsequently amended, (ii) the signatures on each original document are genuine, (iii) where any such document required execution by a person, the person who executed the document had proper authority and capacity, (iv) all representations and statements set forth in such documents are and will be true and correct, (v) where any such document imposes obligations on a person, such obligations have been or will be performed or satisfied in accordance with their terms and (vi) the Company at all times has been and will be organized and operated in accordance with the terms of such documents. We have not independently investigated or made separate inquiry into any of the representations, facts or assumptions set

HONIGMAN MILLER SCHWARTZ AND COHN LLP

January 9, 2009

forth in such documents or any other documents. We have, consequently, assumed and relied on the Company’s representations that the information presented in the foregoing documents or otherwise furnished to us completely and accurately describes all material facts relevant to our opinion. Without limiting the foregoing, we have assumed that all statements and descriptions of the Company’s past and intended future activities in the Certificate of Representations are true and accurate, and that all representations that speak in the future, or to the intention or expectation, or to the best of the belief and knowledge of any person(s) are and will be true, correct and complete as if made without such qualification. No facts have come to our attention, however, that would cause us to question the accuracy or completeness of such facts, assumptions or documents in a material way.
     Our opinion is based on the assumptions that (i) the Company has been and will continue to be operated in accordance with the laws of the State of Maryland and (ii) the Company has been and will continue to be operated in the manner described in the relevant organizational documents.
     In rendering the opinion stated below, we have also considered and relied upon the Internal Revenue Code of 1986, as amended (the “Code”), the regulations promulgated thereunder (the “Regulations”), administrative rulings and the other interpretations of the Code and Regulations by the courts and the Internal Revenue Service (“IRS”), all as they exist as of the date hereof. It should be noted, however, that the Code, Regulations, judicial decisions, and administrative interpretations are subject to change at any time and, in some circumstances, with retroactive effect. We can give no assurance, therefore, that legislative enactments, administrative changes or court decisions may not be forthcoming that would modify or supersede the opinion stated herein. In addition, there can be no assurance that positions contrary to our opinion will not be taken by the IRS, or that a court considering the issues will not hold contrary to such opinion. Moreover, the opinion set forth below represents our conclusions based upon the documents, facts, assumptions and representations referred to above. Any material amendments to such documents or changes in any significant facts after the date hereof, or inaccuracy of such assumptions or representations, could affect the opinion referred to herein.
     We express no opinion as to the laws of any jurisdiction other than the federal laws of the United States of America to the extent specifically referred to herein.
     Based upon and subject to the foregoing, we are of the opinion that:
1.	Since the commencement of the Company’s taxable year which began January 1, 2009, it has been organized and operated in conformity with the requirements for qualification as a REIT under the Code and its proposed method of operation (as represented in the Shelf Registration) will enable it to continue to meet the requirements for qualification and taxation as a

HONIGMAN MILLER SCHWARTZ AND COHN LLP

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REIT under the Code. The Company’s qualification as a REIT under the Code will depend upon the Company’s ability to meet, through actual operating results, the applicable asset composition, source of income, stockholder diversification, distribution and other requirements of the Code and Regulations necessary for REIT qualification. We will not review such operating results and, accordingly, no assurance can be given that the actual results of the Company’s operations for any taxable year will satisfy the requirements for REIT qualification or will be consistent with the representations made to us with respect thereto.

2.	The discussion under the caption “Certain Federal Income Tax Considerations” in the Shelf Registration, to the extent it constitutes descriptions of legal matters or legal conclusions, is accurate in all material respects.
     Other than as expressly stated above, we express no opinion as to any other federal income tax issue or matter relating to the Company. We consent to the filing of this opinion as an exhibit to the Shelf Registration and to references to Honigman Miller Schwartz and Cohn LLP under the sections captioned “Certain Federal Income Tax Considerations” and “Legal Matters” in the Shelf Registration. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the Commission thereunder. This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes of matters stated, represented, covenanted, or assumed herein or any subsequent changes in applicable law. This opinion is issued to you in connection with the filing of the Shelf Registration and may not be used or relied upon by any other person or for any other purpose without our express written consent.
Very truly yours,
/s/ HONIGMAN MILLER SCHWARTZ AND COHN LLP